Exhibit 99.2

890 5th Avenue Partners, Inc. Announces Closing of $287.5 Million Initial Public Offering

NEW YORK, Jan. 14, 2021 -- 890 5th Avenue Partners, Inc. (the "Company") announced today the closing of its initial public offering of 28,750,000 units, which included the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit, resulting in gross proceeds of $287,500,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company. The units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “ENFAU” on January 12, 2021. Each unit consists of one share of the Company’s common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Company’s common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “ENFA” and “ENFAW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on businesses in the media and entertainment industries.

Cowen and Company, LLC and Craig-Hallum Capital Group served as joint book-running managers for the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, email: postSaleManualRequests@broadridge.com, telephone: 833-297-2926; or Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email at prospectus@chlm.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on January 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About 890 5th Avenue Partners, Inc.

890 5th Avenue Partners, Inc., a Delaware corporation, is a blank check company newly formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company's management team is led by Emiliano Calemzuk, Chief Executive Officer, Michael Del Nin, Chief Operating Officer and Chief Financial Officer, and Adam Rothstein, Executive Chairman.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

890 Fifth Avenue Partners, Inc
Chris Buffone
575 914 6575

chris@890fifthavenue.com